Exhibit 99.01

Energy Telecom Files Patent Application for New Model of Hearing Protection Eyewear

ST. AUGUSTINE, Fla., June 24, 2013 (GLOBE NEWSWIRE) — Energy Telecom (OTCBB:ENRG) (“Energy Telecom” or the “Company”) announced that on June 19, 2013, it filed with the United States Patent and Trademark Office a Continuation-in-Part utility patent application, number  13/921606, which claims numerous benefits including the ability to control the output sound pressure level of its telecommunication eyewear’s audio system to deliver sound at levels lower than mandated by industrial safety standards.

This important application is a continuation of the benefits described in the Company’s Zone of Safety patent (U.S. number 8,243,973, providing coverage through 2031), a multi-claim utility patent application related to its innovative ‘Zone of Safety’ technology for the benefit of workers in hazardous locations, those enjoying sports outdoors, as well as a variety of other applications. The new audio control benefits allow the Company’s telecom eyewear to not only deliver wireless communication, but also simultaneously protect the wearers’ hearing from noise levels higher than allowed by safety standards mandated around the world.

Tom Rickards, President of Energy Telecom stated, “We are very pleased to further develop our technology to make possible an eyewear that provides the ultimate in safety for those working and playing in potentially hazardous locations. Our goal is to help achieve the ultimate in safety for workers while on the job or recreational users engaging in often hazardous and noisy outdoor activities.”

Mr. Rickards continued: “We will continue to provide our partners that make, market and distribute our popular eyewear with the best innovations and global intellectual property protection possible.  We believe this Continuation-in-Part patent application, filed by our team at Malloy & Malloy, P.L., will help maintain our superior patent portfolio.”

About Energy Telecom:
Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be worn by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

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Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.